UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2015

United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia	30328
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 828-6000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¬	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¬	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¬	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¬	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.03 is incorporated under this Item 1.01.

Item 1.02.	Termination of a Material Definitive Agreement.
On March 27, 2015, United Parcel Service, Inc. (“we”, “us” or “our”) entered into the two credit facilities described in Item 2.03, (1) replacing the $1.5 billion 364-day revolving credit facility, dated as of March 28, 2014, with the banks, financial institutions and other institutional lenders signatory thereto, and JPMorgan Chase Bank, N.A. as administrative agent (which credit facility was scheduled to expire, unless extended or converted to a term loan, on March 27, 2015) and (2) replacing and increasing the $1.0 billion five-year revolving credit facility, dated as of March 28, 2014, with the banks, financial institutions and other lenders signatory thereto, and JPMorgan Chase Bank, N.A. as administrative agent (which credit facility was scheduled to expire, unless extended, on March 28, 2019).

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
364-Day Facility
On March 27, 2015, we entered into a new $1.5 billion 364-day revolving credit facility (the “364-Day Facility”) with a syndicate of banks, financial institutions and other lenders, and with JPMorgan Chase Bank, N.A. as administrative agent (“JPMCB” or the “Agent”). The material terms and conditions of the 364-Day Facility are set forth below.
Generally, amounts outstanding under the 364-Day Facility as U.S. Dollar advances bear interest either (a) at a periodic fixed rate of interest equal to LIBOR for U.S. Dollar deposits for the applicable interest period of one, two, three, six or, subject to availability from the lenders, twelve months, plus in each case an applicable margin, or (b) at a fluctuating rate of interest equal to the highest of (1) JPMCB’s publicly announced prime rate, (2) the Federal Funds effective rate plus 0.50%, and (3) LIBOR for a one month interest period (but not less than zero) plus 1.00%, plus in each case any applicable margin, as such fixed or fluctuating rate of interest may be selected by us. Amounts outstanding under the 364-Day Facility as non-U.S. Dollar advances bear interest at a periodic fixed rate of interest equal to LIBOR for deposits in the applicable currency for the selected interest period (but not less than zero), plus an applicable margin. In each case, the applicable margin for advances bearing interest based on LIBOR is a percentage rate determined by quotations from Markit Group Ltd. for our 1-year credit default swap spread, subject to a minimum margin rate of 0.10% per annum and a maximum margin rate of 0.75% per annum. The applicable margin rate for advances bearing interest based on the prime rate is 0.00%. We are also able to request advances under the 364-Day Facility based on competitive bids for the applicable interest rate as set forth below. Interest on advances based on LIBOR is payable at the end of each applicable interest period and, if such interest period is longer than three months, at the end of each three-month period occurring during such interest period. Interest on advances based on the prime rate is payable quarterly in arrears.
We may request the Agent to solicit competitive bids from the lenders under the 364-Day Facility for advances with requested maturities of at least seven days. Each of the lenders may bid at its discretion. We may accept one or more of such bids, provided that the aggregate outstanding advances on the date of, and after giving effect to, the competitive bid advance do not exceed the aggregate commitments of all lenders under the 364-Day Facility. Each competitive bid advance must be at least $25 million (or the approximate equivalent in any non-U.S. currency for non-U.S. Dollar advances) and may be increased in multiples of $1.0 million (or the approximate equivalent in any non-U.S. currency for non-U.S. Dollar advances). While any such borrowing is outstanding, it will be deemed a usage of the 364-Day Facility with regard to availability thereunder.
The 364-Day Facility will terminate and all amounts outstanding thereunder will be due and payable on March 26, 2016, provided, however, that we may request an extension of the termination date in effect from time to time for an additional 364-day period. Each lender may decline at its discretion to approve the extension of the termination date then in effect applicable to its commitment, and no extension of any lenders’ commitments will occur unless lenders (including any replacement lenders for any lenders declining to approve such extension request) have agreed to provide during such extension period commitments aggregating more than 50% of the commitments outstanding 30 days prior to the termination date then in effect. In addition, we may elect to convert all amounts outstanding under the 364-Day Facility into a term loan having a maturity up to one year following the termination date then in effect. Should we exercise our option to convert advances under the 364-Day Facility into such a term loan, the amounts outstanding as such term loan would bear interest based on the applicable LIBOR or prime rate as described above, except that the margin rate applicable to advances bearing interest based on LIBOR would be 0.75% per annum, and the margin rate applicable to advances bearing interest based on prime rate would be 0.00%. In order to exercise this option, we are required to pay the lenders an extension fee equal to 0.50% of the outstanding advances at the time of conversion to a term loan.

We are required to pay certain fees in connection with the 364-Day Facility. For example, we must pay to the lenders a fee on their unused commitment amounts at a rate equal to 0.02% per annum, payable quarterly in arrears. Generally, however, we may permanently reduce the aggregate commitments of such lenders by terminating any unused amounts under the 364-Day Facility on three business days notice. Such reductions must be for amounts of at least $25 million and are subject to certain restrictions. We are also required to pay certain fees to the Agent, as we and the Agent may agree on from time to time, such as an annual administration fee and additional administrative fees in connection with competitive bid advances.
The 364-Day Facility contains customary representations and warranties and covenants, including covenants as to the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, financial reporting, and maintenance of insurance and of our properties. The 364-Day Facility also generally restricts us and our subsidiaries from incurring any secured indebtedness without making provision for indebtedness under the 364-Day Facility to be secured equally and ratably with such secured indebtedness, to the extent all such secured indebtedness would exceed an amount equal to 10% of our consolidated net tangible assets, and from entering into certain sale-leaseback transactions. Further, the 364-Day Facility restricts us from transferring all or substantially all of our assets to a third party, and from merging or consolidating with a third party where we are not the surviving corporation in such transaction. The 364-Day Facility includes customary events of default, including the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, materially inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events, and judgment defaults. We plan to use the proceeds from the 364-Day Facility for working capital and for other general corporate and other lawful business purposes.
Five-Year Facility
On March 27, 2015, we entered into an amended and restated five year revolving credit facility in the amount of $3.0 billion (the “Five-Year Facility”) with a syndicate of banks, financial institutions and other institutional lenders, and with JPMorgan Chase Bank, N.A. as administrative agent (“JPMCB” or the “Agent”). The material terms and conditions of the Five-Year Facility are set forth below.
Generally, amounts outstanding under the Five-Year Facility as U.S. Dollar advances bear interest either (a) at a periodic fixed rate of interest equal to LIBOR for U.S. Dollar deposits for the applicable interest period of one, two, three, six or, subject to availability from the lenders, twelve months, plus an applicable margin, or (b) at a fluctuating rate of interest equal to the highest of (1) JPMCB’s publicly announced prime rate, (2) the Federal Funds effective rate plus 0.50%, and (3) LIBOR for a one month interest period (but not less than zero) plus 1.00%, plus in each case any applicable margin, as such fixed or fluctuating rate of interest may be selected by us. Amounts outstanding under the Five-Year Facility as non-U.S. Dollar advances bear interest at a periodic fixed rate of interest equal to LIBOR for deposits in the applicable currency for the selected interest period (but not less than zero), plus an applicable margin. In each case, the applicable margin for advances bearing interest based on LIBOR is a percentage rate determined by quotations from Markit Group Ltd. for our credit default swap spread, interpolated for a period from the date of determination of such credit default swap spread in connection with a new interest period until the latest maturity date of the Five-Year Facility then in effect (but not less than a period of one year). The applicable margin is subject to a minimum margin rate of 0.10% per annum and a maximum margin rate of 0.75% per annum. The applicable margin rate for advances bearing interest based on the prime rate is 0.00%. We are also able to request advances under the Five-Year Facility based on competitive bids on substantially the same terms as those discussed above for the 364-Day Facility. Interest on advances based on LIBOR is payable at the end of each applicable interest period and, if such interest period is longer than three months, at the end of each three-month period occurring during such interest period. Interest on advances based on the prime rate is payable quarterly in arrears.
We may request, on up to three occasions in advance of any anniversary date of the Five-Year Facility, an increase in the total commitments of the lenders, provided that the Five-Year Facility may not exceed $4.5 billion at any time. Each lender may decline to increase its commitment at its discretion. The Five-Year Facility will terminate and all amounts outstanding thereunder will be due and payable on March 27, 2020, unless we have requested and obtained one or more one-year extensions of the termination date then in effect. Each lender may decline at its discretion to approve the extension of the termination date applicable to its commitment, and no extension of any lenders’ commitments will occur unless lenders (including any replacement lenders for lenders declining to approve such an extension request) have agreed to provide during such extension period commitments aggregating more than 50% of the commitments outstanding immediately prior to the applicable anniversary date.

We are required to pay certain fees in connection with the Five-Year Facility. For example, we must pay to the lenders a fee on their unused commitment amounts at a rate equal to 0.045% per annum, payable quarterly in arrears. Generally, however, we may permanently reduce the aggregate commitments of such lenders on substantially the same terms as those discussed above for the 364-Day Facility. We are also required to pay certain fees to the Agent, as we and the Agent may agree on from time to time, such as an annual administration fee and additional administrative fees in connection with competitive bid advances.
The Five-Year Facility contains representations and warranties, covenants, restrictions and events of default substantially similar to those discussed above for the 364-Day Facility.
We plan to use the proceeds from the Five-Year Facility for working capital and for other general corporate and other lawful business purposes.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: March 30, 2015	By:	/s/ Kurt P. Kuehn
Kurt P. Kuehn
Senior Vice President and Chief Financial Officer